                                                                  EXHIBIT (a)(9)

SUPPLEMENT
(TO OFFER TO PURCHASE, DATED MAY 13, 1999)


                             AIMCO PROPERTIES, L.P.

                            Extension of Offer Period
                                   relating to
         the offer to purchase units of limited partnership interest in
                 CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/2
                                 for $60 in Cash


         Pursuant to an Offer to Purchase, dated May 13, 1999, and Supplements, dated June 11, 1999 and July 1, 1999, we have offered to acquire units of limited partnership interest in your partnership. We have now extended the expiration date for our offer from August 6 to August 11, 1999.

         Our offer price will be reduced for any distributions subsequently made by your partnership prior to the expiration of our offer. We will pay for accepted units promptly after expiration of our offer. You will not pay any fees or commissions if you tender your units.

         We will only accept a maximum of 286,049.86 units in response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

         Our offer and your withdrawal rights will expire at 5:00 p.m., New York City time, on August 11, 1999, unless we extend the deadline.

         PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 1 OF THE OFFER TO PURCHASE AND ON PAGE 1 OF THE SUPPLEMENTS FOR A DESCRIPTION OF RISK FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER.

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         If you desire to accept our offer, you should complete and sign the
Letter of Transmittal in accordance with the instructions thereto and mail or deliver the signed Letter of Transmittal and any other required documents to River Oaks Partnership Services, Inc., which is acting as Information Agent in connection with our offer, at one of its addresses set forth on the back cover of this Supplement. QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THE OFFER TO PURCHASE, THE SUPPLEMENT OR THE LETTER OF TRANSMITTAL MAY ALSO BE DIRECTED TO THE INFORMATION AGENT AT (888) 349-2005.

         The letter of transmittal and any other required documents should be sent or delivered by each unitholder or such unitholder's broker, dealer, bank, trust company or other nominee to the Information Agent at one of its addresses set forth below.


                     THE INFORMATION AGENT FOR THE OFFER IS:

                      RIVER OAKS PARTNERSHIP SERVICES, INC.


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
             By Mail:                     By Overnight Courier:                   By Hand:

         P.O. Box 2065                      111 Commerce Road                 111 Commerce Road
      S. Hackensack, N.J.                 Carlstadt, N.J. 07072             Carlstadt, N.J. 07072
          07606-2065                   Attn.: Reorganization Dept.       Attn.: Reorganization Dept.

                                      For information, please call:

                                        TOLL FREE: (888) 349-2005


                                              July 22, 1999
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